Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No. 333-219626) on Form S-8 of RBB Bancorp and Subsidiaries of our report dated April 7, 2023 relating to our audit of the consolidated balance sheet as of December 31, 2021 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2021 and 2020 appearing in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ Eide Bailly LLP

Los Angeles, California

April 7, 2023